Exhibit 21.1

Subsidiaries of SFX Entertainment, Inc.

Domestic	State of Incorporation or Organization
BEATPORT LLC	Colorado
ID&T/SFX North America LLC	Delaware
ID&T/SFX TomorrowWorld LLC	Delaware
SFX Entertainment International II, Inc.	Delaware
SFX Intermediate Holdco II LLC	Delaware

International	Jurisdiction of Organization
ID&T Holding B.V.	The Netherlands
SFXE International Holdings C.V.	The Netherlands
SFXE Netherlands Holdings B.V.	The Netherlands
SFXE Netherlands Holdings Coöperatief U.A.	The Netherlands